Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES (AS OF 31 DECEMBER 2020)(1)

Kroondal Operations Proprietary Limited, incorporated in South Africa

Sibanye Gold Limited, incorporated in South Africa

Sibanye Platinum Proprietary Limited, incorporated in South Africa

Stillwater Mining Company, incorporated in Delaware

Western Platinum Proprietary Limited, incorporated in South Africa

Note:
(1) As of 31 December 2020, the subsidiaries listed in this Exhibit 8.1 were subsidiaries of Sibanye Stillwater Limited.